UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES
EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 30, 2009 (September 24, 2009)

Behringer Harvard Short-Term Opportunity Fund I LP
(Exact Name of Registrant as Specified in Its Charter)

Texas	000-51291	71-0897614
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

15601 Dallas Parkway, Suite 600, Addison, Texas 75001
(Address of principal executive offices)
(Zip Code)

(866) 655-1620
(Registrant’s telephone number, including area code)

None
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01             Entry into a Material Definitive Agreement.

The information set forth in Item 2.03 is hereby incorporated by reference.

Item 2.03             Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On September 1, 2005, Behringer Harvard Short-Term Opportunity Fund I LP (which may be referred to herein as the “Registrant,” “we,” “our,” or “us”) entered into a Revolving Credit Agreement (the “Revolver Agreement”) with Bank of America, N.A. (the “Revolver Lender”).  The Revolver Agreement matured on August 30, 2009.  On September 24, 2009 we entered into the Fourth Amendment to the Credit Agreement (the “Amended Revolver”) with the Revolver Lender, effective August 30, 2009, to extend the maturity date to October 30, 2009.  The extension has been granted in order to continue negotiations to complete a further modification to the Revolver Agreement.  We cannot assure you that we will be successful in our negotiations with the Revolver Lender.

The outstanding balance under the Revolver Agreement was $9.7 million at August 30, 2009.  Amounts outstanding under the Amended Revolver bear interest at the 30-day London Interbank Offer Rate (“LIBOR”) plus three and one-half percent (3.5%).  Payments of interest only are due monthly with the unpaid principal balance and all accrued but unpaid interest due on October 30, 2009.

In April 2005, we acquired a three-building office complex containing approximately 539,000 rentable square feet located on approximately 15.3 acres of land in Irving, Texas, a suburb of Dallas, Texas (the “250/290 Carpenter Property”) through our direct and indirect partnership interests in Behringer Harvard 250/290 Carpenter LP (the “250/290 Carpenter Partnership”).  The 250/290 Carpenter Property is subject to a deed of trust to secure payment under the Revolver Agreement.  In addition, the 250/290 Carpenter Partnership has guaranteed payment of any borrowings made under the Revolver Agreement.

Item 9.01             Financial Statements and Exhibits.

(d) Exhibits.

None.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BEHRINGER HARVARD SHORT-TERM OPPORTUNITY FUND I LP
	By:	Behringer Harvard Advisors II LP,
Co-General Partner

Dated: September 30, 2009		By:	/s/ Gary S. Bresky
Gary S. Bresky
Chief Financial Officer

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